Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 and the other Registration Statements on Form S-8 (File Nos. 333-113048, 333-128205, 333-135595 and 333-143550) of our reports dated March 30, 2009 relating to (1) the consolidated financial statements of Ivanhoe Mines Ltd. (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and (2) the effectiveness of Ivanhoe Mines Ltd.’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Ivanhoe Mines Ltd. for the year ended December 31, 2008.

(Signed) Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

July 24, 2009